Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of January 1st ,2026 (the ‘Effective Date’), is entered into by and between Trio Petroleum Corp, having its offices at 23823 Malibu Road Ste 304, Malibu, California 90265 (herein referred to as the “Company”), and Redwood Empire Financial Communications LLC, having its offices at 2400 Old Milton Pky, #1101, Alpharetta, GA 30009 (herein referred to as the “Consultant”).

WHEREAS, Company desires to engage the services of Consultant to represent the Company in investors communications and financial public relations with existing and prospective shareholders, brokers, dealers and other investment professionals with respect to the Company’s current and proposed activities, and to consult with the Company’s management concerning such activities.

NOW THEREFORE, in consideration of the mutual obligations contained herein, the parties agree as follows:

1.	Term. The Company herby agrees to retain the Consultant as an independent contractor to act in a consulting capacity to the Company upon the terms and conditions hereinafter set forth, and the Consultant agrees to provide such services to the Company commencing on the Effective Date and ending on June 30, 2026. This Agreement may be terminated by either Party upon 30 days notice, or immediately in the event of a breach by either Party.

2.	Duties of Consultant. Subject to all applicable laws, regulations, and stock exchange rules, the Consultant agrees that it will generally provide the following consulting services:

●	Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

●	Introduce the Company to the Financial Community;

●	With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company’s plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

●	Assist and consult with the Company with respect to its i) relations with shareholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (ili) financial public relations generally;

●	Perform the functions generally assigned to shareholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to Consultant by the Company); preparing reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such, reports and communications; and, the Company’s request and subject to the Company’s securing its own rights to the use of its names, marks and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names and other matters relating to corporate image;

●	Upon the Company’s direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

●	Upon the Company’s approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them the Company’s plans, goals and activities, and assist the Company in preparing for conferences and other forums involving the media, investment professionals and the general investment public;

●	At the Company’s request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof;

●	Assist the Company in raising capital through introductions (it is understood the Consultant is not an ‘investment bank’ or registered broker-dealer and may not receive any commissions for such introductions); and,

●	Otherwise perform as the Company’s consultant for public relations with financial professionals.

●	The Consultant will not publish or distribute electronically or otherwise any written materials relating to the Company or its business or affairs, without the prior written approval of the Company.

3)

Allocation of Time and Energies. Consultant agrees to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and fully authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, Consultant agrees that it will perform the duties set forth in this Agreement in a diligent and professional manner. It is explicitly understood that Consultant’s performance of its duties hereunder will in no way be measured by the price of the Company’s common shares. It is also understood that the Company is entering into this Agreement with the Consultant, and not any member of the Consultant.

4)	Compensation. As full and complete compensation for undertaking this engagement and for performance of the services described herein, the Company agrees to pay Consultant as follows:

●	Payment shall be made through the issuance of 50,000 (Fifty Thousand) shares of the Company’s common shares restricted and subject to rule 144. The shares will be issued on or before January 1, 2026.

5)	Expenses. Consultant agrees to pay all its expenses (phone, mailing, labor and the like), other that extraordinary items (travel required, or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, investor conference calls, print advertisements in publications, and the like) approved by the Company prior to it occurring an obligation for reimbursement.

6)	Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to the Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and the Consultant may rely upon the accuracy thereof without independent verification. The Company will protect, indemnify and hold harmless the Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Consultant’s communication or dissemination of any said information, documents or materials in accordance with the terms of this Agreement. The Consultant will protect, indemnify and hold harmless the Company against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Consultant’s breach of any of the terms of this Agreement.

7)	Representations of Consultant. Consultant represents that it is not required to maintain any licenses or registrations under federal or state regulations necessary to perform the services set forth herein, and that it is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer with the meaning of applicable federal and/or state securities laws and regulations and it is not required to register as a broker-dealer.

8)	Status as an Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as an independent contractor, and not as an employee, officer or other agent of the Company.

Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or obligations regarding such matters.

9)

Confidentiality. In the course of carrying out its duties under this Agreement, the Consultant may from time to time receive or become aware of material, non-public information regarding the Company, or propriety information that is valuable, special and a unique asset of the Company and/or its business and operations (the ‘confidential information’). Except as may be required by law, the Consultant agrees to hold this Agreement and the confidential information in strict confidence, according the same protection to such information as it accords to its own proprietary and confidential information for a period of two years following the expiration of this Agreement. Consultant shall not disclose the confidential information to any third party without the prior written consent of the Company.

Consultant hereby acknowledges and agrees that it is aware that the securities laws of the United States prohibit any person who has received from an issuer of securities material, non-public information or insider information (such as may form part of the confidential information) from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. If the Consultant becomes aware of any confidential information, the Consultant shall not disclose such information to any party, except as required by law pursuant to a written opinion of competent counsel

10.	MISCELLANEOUS

(a) Injunctive Relief. Consultant acknowledges that any unauthorized disclosure or use of Confidential Information would constitute a material breach of this Agreement and may cause great or irreparable injury to Company for which pecuniary compensation would not afford adequate relief, or that it would be extremely difficult to ascertain the amount of the compensation that would afford adequate relief. Therefore, in the event of such breach, Consultant agrees that Company will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

(b) Governing Law and Venue. This Agreement shall be deemed to be a contract made under, and shall be governed and construed in accordance with, the laws of the State of California. The parties agree that any dispute, controversy, or claim arising out of or related to this Agreement, including its validity, scope, or enforceability, or any alleged breach of any of its provisions, or any alleged violation of statute, regulation, common law, or public policy, shall be submitted to and decided by final and binding arbitration before the American Arbitration Association (AAA) to be held in San Francisco, California, before a single arbitrator, in accordance with AAA’s Commercial Arbitration Rules. Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, unless Consultant initiates the arbitration. If Consultant initiates the arbitration, Consultant will contribute an amount equal to the filing fee. Discovery in any arbitration proceeding shall be conducted according to AAA’s Commercial Arbitration Rules. This agreement to arbitrate is freely negotiated between Consultant and Company and is mutually entered into between the parties. By entering into this Agreement, the parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

(c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein. Any and all written or oral agreements heretofore existing between the parties with respect to the subject matter hereof are expressly canceled. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized officer or agent for each party hereto.

(d) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations created hereunder be found illegal and unenforceable for being too broad with respect to the duration, scope, or subject matter thereof, such obligation shall be deemed and construed to be reduced to the maximum duration, scope, or subject matter permitted by law.

(e) Assignability. Neither party shall assign, transfer, or sell its rights under this Agreement or delegate its duties hereunder without the prior express written consent of the other party, and any attempted assignment or delegation shall be void and without effect; provided, however, that Company may assign this Agreement to any person or entity acquiring its business and assets.

(f) Attorneys’ Fees and Court Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may otherwise be entitled.

In Witness whereof, the parties affix their signatures:

Date: January 1, 2026

Trio Petroleum Corp.

/s/ Robin Ross
Robin Ross Chief Executive Officer

Redwood Empire Financial Communications lic

/s/ Michael Bayes
Michael Bayes